EXHIBIT 11

COMPUTATION OF BASIC AND DILUTED

EARNINGS PER SHARE

(UNAUDITED)

	For The Three Months Ended
	June 30, 2007	June 30, 2006

Number of shares on which basic earnings per share is calculated:

Weighted-average outstanding shares during period	1,437,151,920	1,538,131,746

Add - Incremental shares under stock compensation plans	20,571,384	17,221,633
Add - Incremental shares associated with convertible notes	1,725,680	3,466,970
Add - Incremental shares associated with contingently issuable shares	1,384,543	1,249,220
Number of shares on which diluted earnings per share is calculated	1,460,833,527	1,560,069,569

Income from continuing operations (millions)	$2,261	$2,022

Loss from discontinued operations (millions)	(1)	—
Net income from total operations on which basic earnings per share is calculated (millions)	$2,260	$2,022

Income from continuing operations (millions)	$2,261	$2,022

Less - net income applicable to contingently issuable shares (millions)	—	—

Income from continuing operations on which diluted earnings per share is calculated (millions)	2,261	2,022

Loss from discontinued operations on which basic and diluted earnings per share is calculated (millions)	(1)	—
Net income on which diluted earnings per share is calculated (millions)	$2,260	$2,022

Earnings per share of common stock:

Assuming dilution
Continuing operations	$1.55	$1.30
Discontinued operations	(0.00)	(0.00)
Total	$1.55	$1.30

Basic
Continuing operations	$1.57	$1.31
Discontinued operations	(0.00)	(0.00)
Total	$1.57	$1.31

Stock options to purchase 82,221,567 shares and 166,648,628 shares were outstanding as of June 30, 2007 and 2006, respectively, but were not included in the computation of diluted earnings per share because the options’ exercise price during the respective periods was greater than the average market price of the common shares and, therefore, the effect would have been antidilutive.

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COMPUTATION OF BASIC AND DILUTED

EARNINGS PER SHARE

(UNAUDITED)

	For The Six Months Ended
	June 30, 2007	June 30, 2006

Number of shares on which basic earnings per share is calculated:

Weighted-average outstanding shares during period	1,468,339,365	1,551,339,351

Add - Incremental shares under stock compensation plans	20,303,786	17,763,399
Add - Incremental shares associated with convertible notes	1,905,045	3,490,322
Add - Incremental shares associated with contingently issuable shares	1,257,307	1,055,850
Number of shares on which diluted earnings per share is calculated	1,491,805,503	1,573,648,922

Income from continuing operations (millions)	$4,105	$3,730

Loss from discontinued operations (millions)	—	—

Net income from total operations on which basic earnings per share is calculated (millions)	$4,105	$3,730

Income from continuing operations (millions)	$4,105	$3,730

Less - net income applicable to contingently issuable shares (millions)	—	—

Income from continuing operations on which diluted earnings per share is calculated (millions)	4,105	3,730

Loss from discontinued operations on which basic and diluted earnings per share is calculated (millions)	—	—

Net income on which diluted earnings per share is calculated (millions)	$4,105	$3,730

Earnings per share of common stock:

Assuming dilution
Continuing operations	$2.75	$2.37
Discontinued operations	(0.00)	(0.00)
Total	$2.75	$2.37

Basic
Continuing operations	$2.80	$2.40
Discontinued operations	(0.00)	(0.00)
Total	$2.80	$2.40

Stock options to purchase 94,552,586 shares and 166,483,334 shares (average of first and second quarter share amounts) were outstanding as of  June 30, 2007 and 2006, respectively, but were not included in the computation of diluted earnings per share because the options’ exercise price during the respective periods was greater than the average market price of the common shares and, therefore, the effect would have been antidilutive.

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